Exhibit 3.2

Execution Version

CERTIFICATE OF INCORPORATION

OF

FATHOM DIGITAL MANUFACTURING CORPORATION

Fathom Digital Manufacturing Corporation, a corporation organized and existing under the laws of the State of Delaware, does hereby certify as follows:

ARTICLE ONE

The name of the corporation is Fathom Digital Manufacturing Corporation (the “Corporation”).

ARTICLE TWO

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware, 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE THREE

The nature and purpose of the business of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”). The Corporation is being incorporated in connection with the domestication of Altimar Acquisition Corp. II, a Cayman Islands exempted company (“Altimar Cayman”), as a Delaware corporation (the “Domestication”), and this Certificate of Incorporation (as hereinafter defined) and the Certificate of Corporate Domestication of Altimar Cayman are being filed simultaneously with the Secretary of State of the State of Delaware.

ARTICLE FOUR

Section 1. Authorized Shares. The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 500,000,000 shares, consisting of the following:

1.	10,000,000 shares of Preferred Stock, par value $0.0001 per share (the “Preferred Stock”);

2.	300,000,000 shares of Class A Common Stock, par value $0.0001 per share (the “Class A Common Stock”);

3.	180,000,000 shares of Class B Common Stock, par value $0.0001 per share (the “Class B Common Stock”); and

4.	10,000,000 shares of Class C Common Stock, par value $0.0001 per share (the “Class C Common Stock” and, together with the Class A Common Stock and Class B Common Stock, the “Common Stock”).

Upon the effectiveness of the Domestication and this Certificate of Incorporation (A) each Class A ordinary share, par value $0.0001 per share (a “Class A Cayman Share”), of Altimar Cayman that is outstanding immediately prior to the effectiveness of the Domestication and this Certificate of Incorporation will, for all purposes, be deemed to be one issued and outstanding, fully paid and non-assessable share of Class A Common Stock of the Corporation, without any action required on the part of the Corporation or the holders thereof,

(B) each Class B ordinary share, par value $0.0001 per share (a “Class B Cayman Share”), of Altimar Cayman that is outstanding immediately prior to the effectiveness of the Domestication and this Certificate of Incorporation will, for all purposes, be deemed to be one issued and outstanding, fully paid and non-assessable share of Class C Common Stock of the Corporation, without any action required on the part of the Corporation or the holders thereof, and (C) any stock certificate that, immediately prior to the effectiveness of the

Domestication and this Certificate of Incorporation, represented Class A Cayman Shares or Class B Cayman Shares will, from and after the effectiveness of the Domestication and this Certificate of Incorporation, automatically and without the necessity of presenting the same for exchange, represent an identical number of shares of Class A Common Stock or Class C Common Stock (respectively) of the Corporation, as applicable. Notwithstanding anything to the contrary herein, following the filing and effectiveness of this Certificate of Incorporation with the Secretary of State of the State of Delaware, the Corporation shall not issue additional shares of Class C Common Stock.

The Preferred Stock and the Common Stock shall have the designations, rights, powers and preferences and the qualifications, restrictions and limitations thereof, if any, set forth below. The number of authorized shares of Class A Common Stock, Class B Common Stock, Class C Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the approval of the Board of Directors of the Corporation (the “Board of Directors”) and by the affirmative vote of the holders of a majority in voting power of the then-outstanding shares of capital stock of the Corporation entitled to vote generally in an election of directors, and no vote of the holders of any of Class A Common Stock, Class B Common Stock, Class C Common Stock or Preferred Stock voting separately as a class shall be required therefor, regardless of the provisions of Section 242(b)(2) of the DGCL (or any successor provisions thereto). No stockholder shall, by reason of the holding of shares of any class or series of capital stock of the Corporation, have any preemptive or preferential right to acquire or subscribe for any shares or securities of any class or series, whether now or hereafter authorized, which may at any time be issued, sold or offered for sale by the Corporation, unless specifically provided for in a Preferred Stock Designation (as hereinafter defined). The Corporation has the authority to create and issue rights, warrants and options entitling the holders thereof to acquire from the Corporation any shares of its capital stock of any class or classes, with such rights, warrants and options to be evidenced by or in instrument(s) approved by the Board of Directors. The Board of Directors is empowered to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options. Notwithstanding the foregoing, the consideration to be received for any shares of capital stock issuable upon exercise thereof may not be less than the par value thereof. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of capital stock a number of shares of the class of capital stock issuable pursuant to any such rights, warrants and options outstanding from time to time.

Section 2. Preferred Stock. The Board of Directors is authorized, subject to limitations prescribed by law, to provide, by resolution or resolutions for the issuance of shares of Preferred Stock in one or more series, and with respect to each series, to establish the number of shares to be included in each such series, and to fix the voting powers (if any), designations, powers, preferences, and relative, participating, optional or other special rights, if any, of the shares of each such series, and any qualifications, restrictions or limitations thereof, as are stated and expressed herein and in the resolution or resolutions providing for the issue of such class or series adopted by the Board of Directors and included in a certificate or certificates of designation (each, a “Preferred Stock Designation”). The powers (including voting powers), preferences, and relative, participating, optional and other special rights of each series of Preferred Stock and the qualifications, restrictions or limitations thereof, if any, may differ from those of any and all other series at any time outstanding. Except as otherwise required by law, holders of a series of Preferred Stock, as such, shall be entitled only to such voting rights, if any, as shall expressly be granted thereto by this Certificate of Incorporation (including any Preferred Stock Designation relating to such series).

Section 3. Common Stock.

(a) Except as otherwise provided by the DGCL or this Certificate of Incorporation (as it may be amended, the “Certificate of Incorporation”), and subject to the rights of holders of any series of Preferred Stock, all of the voting power of the stockholders of the Corporation shall be vested in the holders of the Common Stock. Each share of Common Stock shall entitle the holder thereof to one vote for each share held by such holder on all matters voted upon by the stockholders of the Corporation; provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any Preferred Stock Designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any Preferred Stock Designation relating to any series of Preferred Stock) or pursuant to the DGCL.

(b) Except as otherwise required by law or expressly provided in this Certificate of Incorporation, each share of Common Stock shall have the same powers, rights and privileges and shall rank equally, share ratably and be identical in all respects as to all matters.

(c) Subject to the rights of the holders of Preferred Stock and to the other provisions of applicable law and this Certificate of Incorporation, the holders of shares of Class A Common Stock and, solely prior to the automatic conversion thereof upon and as a result of the BCA Transaction (as hereinafter defined), holders of Class C Common Stock, in each case shall be entitled to receive ratably in proportion to the number of shares of Class A Common Stock and Class C Common Stock (as applicable) held by them such dividends and distributions (payable in cash, stock or otherwise), if any, as may be declared thereon by the Board of Directors at any time and from time to time out of any funds of the Corporation legally available therefor. There will be no disparate consideration or treatment with respect to dividends and distributions, if any, declared or payable in respect of each share of the Class A Common Stock and Class C Common Stock (solely prior to the automatic conversion thereof upon and as a result of the BCA Transaction), on the one hand, and a Class A Unit (as defined in the LLC Agreement (as hereinafter defined)), on the other hand. Dividends and other distributions shall not be declared or paid on the Class B Common Stock unless (i) the dividend consists of shares of Class B Common Stock or of rights, options, warrants or other securities convertible or exercisable into or exchangeable for shares of Class B Common Stock paid proportionally with respect to each outstanding share of Class B Common Stock and (ii) a dividend consisting of shares of Class A Common Stock, Class C Common Stock (solely prior to the automatic conversion thereof upon and as a result of the BCA Transaction) or of rights, options, warrants or other securities convertible or exercisable into or exchangeable for shares of Class A Common Stock (to the extent a similar or contemporaneous dividend or distribution is not paid on the Class A Units) or Class C Common Stock (solely prior to the automatic conversion thereof upon and as a result of the BCA Transaction) on equivalent terms is simultaneously paid to the holders of Class A Common Stock and Class C Common Stock (solely prior to the automatic conversion thereof upon and as a result of the BCA Transaction). If dividends are declared on the Class A Common Stock, the Class B Common Stock or the Class C Common Stock (solely prior to the automatic conversion thereof upon and as a result of the BCA Transaction) that are payable in shares of Common Stock, or securities convertible into, or exercisable or exchangeable for Common Stock, the dividends payable to the holders of Class A Common Stock shall be paid only in shares of Class A Common Stock (or securities convertible into, or exercisable or exchangeable for Class A Common Stock), the dividends payable to the holders of Class B Common Stock shall be paid only in shares of Class B Common Stock (or securities convertible into, or exercisable or exchangeable for Class B Common Stock), the dividends payable to the holders of Class C Common Stock shall be paid only in shares of Class C Common Stock (or securities convertible into, or exercisable or exchangeable for Class C Common Stock), and such dividends shall be paid in the same number of shares (or fraction thereof) on a per share basis of the Class A Common Stock, Class B Common Stock and Class C Common Stock, respectively (or securities convertible into, or exercisable or exchangeable for the same number of shares (or fraction thereof) on a per share basis of the Class A Common Stock, Class B Common Stock and Class C Common Stock, respectively). For purposes of this Certificate of Incorporation, “BCA Transaction” means the business combination transactions contemplated by that certain Business Combination Agreement, dated as of July 15, 2021, by and among Altimar Cayman, Fathom Holdco, LLC and other Persons party thereto, as the same may be amended, restated, supplemented or waived from time to time (the “BCA”).

(d) In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, after distribution in full of the preferential amounts, if any, to be distributed to the holders of shares of Preferred Stock or any series thereof, the holders of shares of Class A Common Stock and Class C Common Stock (solely prior to the automatic conversion thereof upon and as a result of the BCA Transaction) shall be entitled to receive all of the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Class A Common Stock and Class C Common Stock (as applicable) held by them. The holders of shares of Class B Common Stock, as such, shall not be entitled to receive any assets of the Corporation in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Corporation. A dissolution, liquidation or winding-up of the Corporation, as such terms are used in this paragraph (d), shall not be deemed to be occasioned by or to include any consolidation or merger of the Corporation with or into any other corporation or corporations or other entity or a sale, lease, exchange or conveyance of all or a part of the assets of the Corporation; provided, that notwithstanding anything to the contrary herein, in the event of any such merger, sale, lease, exchange or conveyance, or any other similar transaction or recapitalization, the holders of shares of Class B Common Stock shall not be entitled to any consideration in connection therewith other than the right to receive securities with equivalent terms and conditions as the Class B Common Stock, and the consideration payable in respect of a share of Class A Common Stock shall equal the consideration payable in respect of a Class A Unit.

(e) Shares of Class B Common Stock shall be redeemable for shares of Class A Common Stock on the terms and subject to the conditions set forth in the Second Amended and Restated Limited Liability Company Agreement of Fathom Holdco, LLC, dated as of December 22, 2021, as it may be amended from time to time in accordance with its terms (the “LLC Agreement”). The Corporation will at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of issuance upon redemption of the outstanding shares of Class B Common Stock for Class A Common Stock pursuant to the LLC Agreement, such number of shares of Class A Common Stock that shall be issuable upon any such redemption pursuant to the LLC Agreement; provided that nothing contained herein shall be construed to preclude the Corporation from satisfying its or its affiliates’ obligations in respect of any such redemption of shares of Class B Common Stock pursuant to the LLC Agreement by delivering (either directly or indirectly through an affiliate) to the holder of shares of Class B Common Stock upon such redemption, in lieu of newly issued shares of Class A Common Stock, cash in the amount permitted by and provided in the LLC Agreement or shares of Class A Common Stock which are held in the treasury of the Corporation. All shares of Class A Common Stock that may be issued upon any such redemption shall, upon issuance in accordance with the LLC Agreement, be validly issued, fully paid and non-assessable. All shares of Class B Common Stock redeemed shall not be disposed of out of treasury or otherwise reissued and shall be cancelled.

(f) Conversion of Class C Common Stock.

(i) Shares of Class C Common Stock shall automatically convert into shares of Class A Common Stock on a one-for-one basis (the “Initial Conversion Ratio”): (A) at any time and from time to time at the option of the holder thereof; or (B) automatically and without further action by the Corporation or the holder thereof on the day of the closing of a Business Combination, which for the avoidance of doubt will be the closing of the BCA Transaction.

(ii) Notwithstanding the Initial Conversion Ratio, in the case that additional shares of Class A Common Stock or any other Equity-linked Securities (as hereinafter defined), are issued or deemed issued in excess of the amounts offered in the IPO and related to the closing of a Business Combination, all outstanding shares of Class C Common Stock shall automatically convert into shares of Class A Common Stock at the time of the closing of a Business Combination at such ratio (unless the holders of a majority of the outstanding shares of Class C Common Stock agree to waive such anti-dilution adjustment with respect to any such issuance or deemed issuance) that results in the number of shares of Class A Common Stock issuable upon conversion of all outstanding shares of Class C Common Stock be equal to, in the aggregate, 20% of the sum of all shares of Class A Common Stock and Class C Common Stock outstanding upon completion of the IPO plus all shares of Class A Common Stock and Equity-linked Securities issued or deemed issued in connection with a Business Combination, excluding any shares or Equity-linked Securities issued, or to be issued, to any seller in an initial Business Combination.

(iii) Notwithstanding anything to the contrary contained herein, the foregoing adjustment to the Initial Conversion Ratio may be waived as to any particular issuance or deemed issuance of additional shares of Class A Common Stock or Equity-linked Securities by the written consent or agreement of holders of a majority of the outstanding shares of Class C Common Stock consenting or agreeing separately as a separate class.

(iv) The foregoing conversion ratio shall also be adjusted to account for any subdivision (by share split, subdivision, exchange, capitalization, rights issue, reclassification, recapitalization or otherwise) or combination (by reverse share split, share consolidation, exchange, reclassification, recapitalization or otherwise) or similar reclassification or recapitalizations of the outstanding shares of Class A Common Stock into a greater or lesser number of shares occurring after the Effective Date without a proportionate and corresponding subdivision, combination or similar reclassification or recapitalization of the outstanding shares of Class C Common Stock.

(v) Each share of Class C Common Stock shall convert into its pro rata number of shares of Class A Common Stock pursuant to this Section 3(f). The pro rata share for each holder of shares of Class C Common Stock will be determined as follows: each share of Class C Common Stock shall convert into such number of shares of Class A Common Stock as is equal to the product of one multiplied by a fraction, the numerator of which shall be the total number of shares of Class C Common Stock into which all of the outstanding shares of Class C Common Stock in issue shall be converted pursuant to this Section 3(f) and the denominator of which shall be the total number of outstanding shares of Class C Common Stock at the time of conversion.

(vi) Notwithstanding anything to the contrary in this Section 3(f), in no event may any share of Class C Common Stock convert into shares of Class A Common Stock at a ratio that is less than one-for-one

(vii) As used in this Section 3(f):

(A) “converted”, “conversion” or “exchange” shall have its ordinary meaning under Delaware law, and thereby shall have the same effect as a compulsory redemption without notice of shares of Class C Common Stock of any stockholder and, on behalf of such stockholders, automatic application of such redemption proceeds in paying for such new shares of Class A Common Stock into which the shares of Class C Common Stock have been converted or exchanged at a price per share of Class C Common Stock necessary to give effect to a conversion or exchange calculated on the basis that the shares of Class A Common Stock to be issued as part of the conversion or exchange will be issued at par. The shares of Class A Common Stock to be issued on an exchange or conversion shall be registered in the name of such stockholder or in such name as the stockholder may direct;

(B) “Equity-linked Securities” means any debt or equity securities that are convertible, exercisable or exchangeable for shares of Class A Common Stock issued in a financing transaction in connection with a Business Combination, including, but not limited to, a private placement of equity or debt; and

(C) “IPO” means the initial public offering of Altimar Cayman.

(viii) Shares of Class C Common Stock converted into shares of Class A Common Stock pursuant to Section 3(f) shall be cancelled by the Corporation and may not be reissued. At any time after consummation of a Business Combination, when there are no longer any shares of Class C Common Stock outstanding, the Corporation shall take all necessary action to retire and eliminate the Class C Common Stock, and shall amend this Certificate of Incorporation to eliminate references thereto.

(xi) Nothing in Section 3(f) of this Certificate of Incorporation shall limit or amend any obligation or agreement of any party to the Sponsor Agreement. To the extent of any conflict or inconsistency between the terms and provisions of the Sponsor Agreement and the terms and provisions of this Certificate of Incorporation, including (without limitation) Section 3(f) hereof, the terms and provisions of the Sponsor Agreement shall control. For purposes of this Certificate of Incorporation, “Sponsor Agreement” means that certain Sponsor Agreement referred to in the BCA pursuant to which, among other things, the Sponsor Persons (as defined in the BCA) have agreed to (i) vote in favor of, and take all actions necessary to consummate, the BCA Transactions, (ii) the lock-up period and conditions described therein, (iii) following the consummation of the Mergers (as defined in the BCA), a certain amount of their Class A Common Stock will be subject to vesting restrictions described therein, (iv) as holder of a majority of the Class B Cayman Shares prior to the Domestication and a majority of the shares of Class C Common Stock at the filing of this Certificate of Incorporation with the Secretary of State of the State of Delaware to waive certain anti-dilution adjustments set forth in Section 17.3 of Altimar

Cayman’s Memorandum and Articles of Association and Section 3(f) of this Certificate of Incorporation in connection with the transactions contemplated by the BCA and (y) to forfeit certain shares of Class A Common Stock received upon the automatic conversion of its shares of Class C Common Stock upon the closing of the transactions contemplated by the BCA for no consideration; and (v) to the conversion of Class C Common Stock into Class A Common Stock automatically upon consummation the BCA Transaction.

(g) No Transfer of any shares of Common Stock or shares of Preferred Stock may be made, except in compliance with the Investor Rights Agreement (as hereinafter defined) or Sponsor Agreement (if and as applicable) and applicable federal and state securities laws. No Transfer of shares of Class B Common Stock may be made, unless such transferor also Transfers an equal number of applicable Class A Units to the applicable transferee in accordance with the terms and conditions of the LLC Agreement. The Corporation may place customary restrictive legends on the certificates or book entries representing the shares of Common Stock and, if applicable, the shares of Preferred Stock subject to this Section 3(g) and remove such restrictive legends at the time the applicable restrictions under this Section 3(g) are no longer applicable to the shares of Common Stock or shares of Preferred Stock represented by such certificates or book entries. To the extent shares of Common Stock and, if applicable, shares of Preferred Stock subject to this Section 3(g) are uncertificated, the Corporation shall give notice of the restrictions set forth in this Section 3(g) in accordance with the DGCL. For purposes of this Certificate of Incorporation, “Transfer” has the meaning set forth in the Investor Rights Agreement or Sponsor Agreement, as applicable.

ARTICLE FIVE

Section 1. Board of Directors. Except as otherwise provided in this Certificate of Incorporation, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

Section 2. Number of Directors. Subject to any rights of the holders of any class or series of Preferred Stock to elect additional directors under specified circumstances or otherwise, the number of directors which shall constitute the Board of Directors shall be fixed from time to time exclusively by resolution of the Board of Directors.

Section 3. Classes of Directors. The directors of the Corporation, other than those who may be elected by the holders of any series of Preferred Stock, shall be divided into three classes, as nearly equal in number as possible, designated as Class I, Class II and Class III.

Section 4. Election and Term of Office. The directors shall be elected by a plurality of the votes cast; provided that, whenever the holders of any class or series of capital stock of the Corporation are entitled to elect one or more directors pursuant to the provisions of this Certificate of Incorporation (including, but not limited to, any duly authorized Preferred Stock Designation), such directors shall be elected by a plurality of the votes cast by such holders. The term of office of the initial Class I directors shall expire at the first annual meeting of stockholders following December 22, 2021 (the “Commencement Date”), the term of office of the initial Class II directors shall expire at the second succeeding annual meeting of stockholders after the Commencement Date and the term of office of the initial Class III directors shall expire at the third succeeding annual meeting of the stockholders after the Commencement Date. For the purposes hereof, the Board of Directors may assign directors already in office to Class I, Class II and Class III, in accordance with the terms of that certain Investor Rights Agreement, dated on or about December 22, 2021 (as amended and/or restated or supplemented in accordance with its terms, the “Investor Rights Agreement”), by and among the Corporation and the investors named therein. At each annual meeting of stockholders after the Commencement Date, directors elected to replace those of a class whose terms expire at such annual meeting shall be elected to hold office until the third succeeding annual meeting after their election and until their respective successors shall have been duly elected and qualified. Each director shall hold office until the annual meeting of stockholders for the year in which such director’s term expires and a successor is duly elected and qualified or until his or her earlier death, resignation or removal. Nothing in this Certificate of Incorporation shall preclude a director from serving consecutive terms. Elections of directors need not be by written ballot unless the Bylaws of the Corporation (as amended and/or restated, the “Bylaws”) shall so provide.

Section 5. Newly-Created Directorships and Vacancies. Subject to the rights of the holders of any series of Preferred Stock then outstanding and except as otherwise set forth in the Investor Rights Agreement, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, disqualification, removal from office or any other cause may be filled only by resolution of a majority of the directors then in office, although less than a quorum, or by a sole remaining director, and may not be filled in any other manner. A director elected or appointed to fill a vacancy shall serve for the unexpired term of his or her predecessor in office and until his or her successor is elected and qualified or until his or her earlier death, resignation or removal. A director elected or appointed to fill a position resulting from an increase in the number of directors shall hold office until the next election of the class for which such director shall have been elected or appointed and until his or her successor is elected and qualified, or until his or her earlier death, resignation or removal. No decrease in the authorized number of directors shall shorten the term of any incumbent director.

Section 6. Removal and Resignation of Directors. Subject to the rights of the holders of any series of Preferred Stock then outstanding and notwithstanding any other provision of this Certificate of Incorporation, directors may only be removed for cause and only (i) prior to the first date on which CORE (as hereinafter defined) and its Affiliated Companies (as hereinafter defined) first cease to beneficially own in the aggregate (directly or indirectly) shares of Common Stock representing at least 50% of the Original Amount (as defined in the Investor Rights Agreement), upon the affirmative vote of stockholders representing at least sixty-six and two-thirds percent (66 2/3%) of the voting power of the then outstanding shares of capital stock of the Corporation then entitled to vote generally in the election of directors (“Voting Stock”), voting together as a single class and (ii) after such date on which CORE and its Affiliated Companies first cease to beneficially own in the aggregate (directly or indirectly) shares of Common Stock representing at least 50% of the Original Amount, upon the affirmative vote of stockholders representing at least a majority of the voting power of the Voting Stock. Any director may resign at any time upon notice in writing or by electronic transmission to the Corporation.

Section 7. Rights of Holders of Preferred Stock. Notwithstanding the provisions of this ARTICLE FIVE, whenever the holders of one or more series of Preferred Stock shall have the right, voting separately or together by series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorship shall be subject to the rights of such series of Preferred Stock. During any period when the holders of any series of Preferred Stock, voting separately as a series or together with one or more series, have the right to elect additional directors, then upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total authorized number of directors of the Corporation shall automatically be increased by such specified number of directors, and the holders of such Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions, and (ii) each such additional director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his or her earlier death, resignation, disqualification or removal. Except as otherwise provided by the Board of Directors in the resolution or resolutions establishing such series and the related Preferred Stock Designation, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate (in which case each such director thereupon shall cease to be qualified as, and shall cease to be, a director) and the total authorized number of directors of the Corporation shall automatically be reduced accordingly.

Section 8. Advance Notice. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.

Section 9. Quorum. A quorum for the transaction of business by the directors shall be set forth in the Bylaws.

ARTICLE SIX

Section 1. Limitation of Liability.

(a) To the fullest extent permitted by the DGCL as it now exists or may hereafter be amended (but, in the case of any such amendment, only to the extent such amendment permits the Corporation to provide broader exculpation than permitted prior thereto), no director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages arising from a breach of fiduciary duty as a director.

(b) Any amendment, repeal or modification of the foregoing paragraph shall not adversely affect any right or protection of a director of the Corporation existing at the time of such amendment, repeal or modification with respect to any act, omission or other matter occurring prior to such amendment, repeal or modification.

ARTICLE SEVEN

Section 1. Action by Written Consent. Any action required or permitted to be taken by the Corporation’s stockholders may be taken only at a duly called annual or special meeting of the Corporation’s stockholders and the power of stockholders to consent in writing without a meeting is specifically denied; provided, however, that any action required or permitted to be taken by the holders of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided in the resolution or the resolutions and the related Preferred Stock Designation creating such series of Preferred Stock.

Section 2. Special Meetings of Stockholders. Subject to the rights of the holders of any series of Preferred Stock then outstanding and to the requirements of applicable law, special meetings of stockholders of the Corporation may be called only (i) by or at the direction of the Board of Directors or the Chairman of the Board of Directors pursuant to a written resolution adopted by the affirmative vote of the majority of the total number of directors that the Corporation would have if there were no vacancies, (ii) prior to the first date on which CORE and its Affiliated Companies first cease to beneficially own in the aggregate (directly or indirectly) shares of Common Stock representing at least 50% of the Original Amount, by the Chairman of the Board of Directors at the written request of the holders of a majority of the voting power of the then outstanding shares of Voting Stock in the manner provided for in the Bylaws or (iii) after such date on which CORE and its Affiliated Companies first cease to beneficially own in the aggregate (directly or indirectly) shares of Common Stock representing at least 50% of the Original Amount, by the Chairman of the Board of Directors at the written request of the holders of twenty-five percent (25%) of the voting power of the then outstanding shares of Voting Stock in the manner provided for in the Bylaws. Any business transacted at any special meeting of stockholders shall be limited to the purpose or purposes stated in the Notice of the meeting.

ARTICLE EIGHT

Section 1. Certain Acknowledgments. In recognition and anticipation that (i) certain of the directors, partners, principals, officers, members, managers and/or employees of CORE Industrial Partners, LLC (“CORE”) or its Affiliated Companies (as hereinafter defined) may serve as directors or officers of the Corporation and (ii) CORE and its Affiliated Companies engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, and (iii) that the Corporation and its Affiliated Companies may engage in material business transactions with CORE and its Affiliated Companies, and that the Corporation is expected to benefit therefrom, the provisions of this ARTICLE EIGHT are set forth to regulate and define to the fullest extent permitted by law the conduct of certain affairs of the Corporation as they may involve CORE and/or its Affiliated Companies and/or their respective directors, partners, principals, officers, members, managers and/or employees, including any of the foregoing who serve as officers or directors of the Corporation (collectively, the “Exempted Persons”), and the powers, rights, duties and liabilities of the Corporation and its officers, directors and stockholders in connection therewith. As used in this Certificate of Incorporation, “Affiliated Companies” shall mean (a) in respect of CORE, any entity that controls, is controlled by or under common control with CORE (other than the Corporation and any company that is controlled by the Corporation) and any investment funds managed by CORE and (b) in respect of the Corporation, any company controlled by the Corporation.

Section 2. Competition and Corporate Opportunities. To the fullest extent permitted by applicable law, none of the Exempted Persons shall have any fiduciary duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the Corporation or any of its Affiliated Companies, and no Exempted Person shall be liable to the Corporation or its stockholders for breach of any fiduciary duty solely by reason of any such activities of CORE, its Affiliated Companies or such Exempted Person. To the fullest extent permitted by applicable law, the Corporation, on behalf of itself and its Affiliated Companies, renounces any interest or expectancy of the Corporation and its Affiliated Companies in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to the Exempted Persons, even if the opportunity is one that the Corporation or its Affiliated Companies might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so, and each Exempted Person shall have no duty to communicate or offer such business opportunity to the Corporation or its Affiliated Companies and, to the fullest extent permitted by applicable law, shall not be liable to the Corporation, any of its Affiliated Companies or its stockholders for breach of any fiduciary or other duty, as a director, officer or stockholder of the Corporation solely, by reason of the fact that CORE, its Affiliated Companies or any such Exempted Person pursues or acquires such business opportunity, sells, assigns, transfers or directs such business opportunity to another person or fails to present such business opportunity, or information regarding such business opportunity, to the Corporation or any of its Affiliated Companies. Notwithstanding anything to the contrary in this Section 2, the Corporation does not renounce any interest or expectancy it may have in any business opportunity that is expressly offered to any Exempted Person solely in his or her capacity as a director or officer of, or through his or her service to, or pursuant to a contract with, the Corporation, and not in any other capacity. Nothing in this Certificate of Incorporation shall be deemed to supersede any other agreement to which an Exempted Person may be a party or the rights of any other party thereto restricting such Exempted Person’s ability to have certain business interests or engage in certain business activities or ventures.

Section 3. Certain Matters Deemed Not Corporate Opportunities. In addition to and notwithstanding the foregoing provisions of this ARTICLE EIGHT, a corporate opportunity shall not be deemed to belong to the Corporation if it is a business opportunity the Corporation is not financially able or contractually permitted or legally able to undertake, or that is, from its nature, not in the line of the Corporation’s business or is of no practical advantage to it or that is one in which the Corporation has no interest or reasonable expectancy.

Section 4. Amendment of this Article. Notwithstanding anything to the contrary elsewhere contained in this Certificate of Incorporation, subject to the rights of the holders of any series of Preferred Stock then outstanding, and in addition to any vote required by applicable law, the affirmative vote of the holders of at least eighty percent (80%) of the voting power of the then outstanding shares of Voting Stock, voting together as a single class, shall be required to alter, amend or repeal, or to adopt any provision inconsistent with, this ARTICLE EIGHT; provided however, that, to the fullest extent permitted by law, neither the alteration, amendment or repeal of this ARTICLE EIGHT nor the adoption of any provision of this Certificate of Incorporation inconsistent with this ARTICLE EIGHT shall apply to or have any effect on the liability or alleged liability of any Exempted Person for or with respect to any activities or opportunities which such Exempted Person becomes aware prior to such alteration, amendment, repeal or adoption.

Section 5. Deemed Notice. Any person or entity purchasing or otherwise acquiring or holding any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this ARTICLE EIGHT.

ARTICLE NINE

Section 1. Section 203 of the DGCL. The Corporation expressly elects not to be subject to the provisions of Section 203 of the DGCL.

Section 2. Business Combinations with Interested Stockholders. Notwithstanding any other provision in this Certificate of Incorporation to the contrary, the Corporation shall not engage in any Business Combination (as hereinafter defined), at any point in time at which the Common Stock is registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with any Interested Stockholder (as hereinafter defined) for a period of three years following the time that such stockholder became an Interested Stockholder, unless:

(a) prior to such time the Board of Directors (without taking into account the consent or approval of the Interested Stockholder or its designees if represented on the Board of Directors) approved either the Business Combination or the transaction which resulted in such stockholder becoming an Interested Stockholder;

(b) upon consummation of the transaction which resulted in such stockholder becoming an Interested Stockholder, such stockholder owned at least eighty-five percent (85%) of the Voting Stock of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the Voting Stock outstanding (but not the outstanding Voting Stock owned by such Interested Stockholder) those shares owned (i) by Persons (as defined hereinafter) who are directors and also officers of the Corporation and (ii) employee stock plans of the Corporation in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

(c) at or subsequent to such time, the Business Combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding Voting Stock which is not owned by such Interested Stockholder.

Section 3. Exceptions to Prohibition on Interested Stockholder Transactions. The restrictions contained in this ARTICLE NINE shall not apply if:

(a) a stockholder becomes an Interested Stockholder inadvertently and (i) as soon as practicable divests itself of ownership of sufficient shares so that the stockholder ceases to be an Interested Stockholder; and (ii) would not, at any time within the three-year period immediately prior to a Business Combination between the Corporation and such stockholder, have been an Interested Stockholder but for the inadvertent acquisition of ownership; or

(b) the Business Combination is proposed prior to the consummation or abandonment of and subsequent to the earlier of the public announcement or the notice required hereunder of a proposed transaction which (i) constitutes one of the transactions described in the second sentence of this Section 3(b) of ARTICLE NINE; (ii) is with or by a Person who either was not an Interested Stockholder during the previous three years or who became an Interested Stockholder with the approval of the Board of Directors (without taking into account the consent or approval of the Interested Stockholder or its designees if represented on the Board of Directors); and

(iii) is approved by a majority of the directors then in office (but not less than one) who were directors prior to any Person becoming an Interested Stockholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors. The proposed transactions referred to in the preceding sentence are limited to (x) a merger or consolidation of the Corporation (except for a merger in respect of which, pursuant to Section 251(f) of the DGCL, no vote of the stockholders of the Corporation is required); (y) a sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation (other than to any direct or indirect wholly-owned subsidiary or to the Corporation) having an aggregate market value equal to fifty percent (50%) or more of either that aggregate market value of all of the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding Stock (as hereinafter defined) of the Corporation; or (z) a proposed tender or exchange offer for fifty percent (50%) or more of the outstanding Voting Stock of the Corporation. The Corporation shall give not less than 20 days’ notice to all Interested Stockholders prior to the consummation of any of the transactions described in clause (x) or (y) of the second sentence of this Section 3(b) of ARTICLE NINE.

Section 4. Definitions. As used in this ARTICLE NINE only, and unless otherwise provided by the express terms of this ARTICLE NINE, the following terms shall have the meanings ascribed to them as set forth in this Section 4:

(a) “Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another Person;

(b) “Associate,” when used to indicate a relationship with any Person, means: (i) any corporation, partnership, unincorporated association or other entity of which such Person is a director, officer or general partner or is, directly or indirectly, the owner of twenty percent (20%) or more of any class of Voting Stock; (ii) any trust or other estate in which such Person has at least a twenty percent (20%) beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such Person, or any relative of such spouse, who has the same residence as such Person;

(c) “Business Combination” means:

(i) any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation with (A) the Interested Stockholder, or (B) any other corporation, partnership, unincorporated association or entity if the merger or consolidation is caused by the Interested Stockholder and as a result of such merger or consolidation Section 2 of this ARTICLE NINE is not applicable to the surviving entity;

(ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the Interested Stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate market value equal to ten percent (10%) or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding Stock of the Corporation;

(iii) any transaction which results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any Stock of the Corporation or of such subsidiary to the Interested Stockholder, except: (A) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into Stock of the Corporation or any such subsidiary which securities were outstanding prior to the time that the Interested Stockholder became such; (B) pursuant to a merger under Section 251(g) of the DGCL; (C) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into Stock of the Corporation or any such subsidiary which security is distributed, pro rata to all holders of a class or series of Stock of the Corporation subsequent to the time the Interested Stockholder became such; (D) pursuant to an exchange offer by the Corporation to purchase Stock made on the same terms to all holders of such Stock; or (E) any issuance or transfer of Stock by the Corporation; provided however, that in no case under items (C)-(E) of this Section 4(c)(iii) of ARTICLE NINE shall there be an increase in the Interested Stockholder’s proportionate share of the Stock of any class or series of the Corporation or of the Voting Stock of the Corporation;

(iv) any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation which has the effect, directly or indirectly, of increasing the proportionate share of the Stock of any class or series, or securities convertible into the Stock of any class or series, of the Corporation or of any such subsidiary which is owned by the Interested Stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of Stock not caused, directly or indirectly, by the Interested Stockholder; or

(v) any receipt by the Interested Stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees, pledges or other financial benefits (other than those expressly permitted in Sections 4(c)(i)-(iv) of ARTICLE NINE) provided by or through the Corporation or any direct or indirect majority-owned subsidiary of the Corporation;

(d) “Control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of Voting Stock, by contract or otherwise. A Person who is the owner of twenty percent (20%) or more of the outstanding Voting Stock of any corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary; notwithstanding the foregoing, a presumption of control shall not apply where such Person holds Voting Stock, in good faith and not for the purpose of circumventing this ARTICLE NINE, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group (as such term is used in Rule 13d-5 under the Exchange Act, as such Rule is in effect as of the date of this Certificate of Incorporation) have control of such entity;

(e) “Interested Stockholder” means any Person (other than the Corporation and any direct or indirect majority-owned subsidiary of the Corporation) that (i) is the owner of fifteen percent (15%) or more of the outstanding Voting Stock of the Corporation, or (ii) is an Affiliate or Associate of the Corporation and was the owner of fifteen percent (15%) or more of the outstanding Voting Stock of the Corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such Person is an Interested Stockholder, and the Affiliates and Associates of such Person. Notwithstanding anything in this ARTICLE NINE to the contrary, the term “Interested Stockholder” shall not include: (x) CORE or any of its Affiliated Companies, or any other Person with whom any of the foregoing are acting as a group or in concert for the purpose of acquiring, holding, voting or disposing of shares of Stock of the Corporation, in each case so long as such Persons beneficially own at least fifteen percent (15%) or more of the outstanding Voting Stock of the Corporation, (y) any Person who would otherwise be an Interested Stockholder either in connection with or because of a transfer, sale, assignment, conveyance, hypothecation, encumbrance, or other disposition of five percent (5%) or more of the outstanding Voting Stock of the Corporation (in one transaction or a series of transactions) by CORE or any of its Affiliates or Associates of such Person (for so long as Core and its Affiliates or Associates together beneficially own at least fifteen percent (15%) or more of the outstanding Voting Stock of the Corporation); provided, however, that such Person was not an Interested Stockholder prior to such transfer, sale, assignment, conveyance, hypothecation, encumbrance, or other disposition; or (z) any Person whose ownership of shares in excess of the fifteen percent (15%) limitation set forth herein is the result of action taken solely by the Corporation, provided, that, for purposes of this clause (z) only, such Person shall be an Interested Stockholder if thereafter such Person acquires additional shares of Voting Stock of the Corporation, except as a result of further action by the Corporation not caused, directly or indirectly, by such Person; provided, that, for the purpose of determining whether a Person is an Interested Stockholder, the Voting Stock of the Corporation deemed to be outstanding shall include Stock deemed to be owned by the Person through application of this definition of “owned” but shall not include any other unissued Stock of the Corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise;

(f) “Owner,” including the terms “own” and “owned,” when used with respect to any Stock, means a Person that individually or with or through any of its Affiliates or Associates beneficially owns such Stock, directly or indirectly; or has (A) the right to acquire such Stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a Person shall not be deemed the owner of Stock tendered pursuant to a tender or exchange offer made by such Person or any of such Person’s Affiliates or Associates until such tendered Stock is accepted for purchase or exchange; or (B) the right to vote such Stock pursuant to any agreement, arrangement or understanding; provided, however, that a Person shall not be deemed the owner of any Stock because of such Person’s right to vote such Stock if the agreement, arrangement or understanding to vote such Stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to 10 or more Persons; or (C) has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in (B) of this Section 4(f) of ARTICLE NINE), or disposing of such Stock with any other Person that beneficially owns, or whose Affiliates or Associates beneficially own, directly or indirectly, such Stock;

(g) “Person” means any individual, corporation, partnership, unincorporated association or other entity;

(h) “Stock” means, with respect to any corporation, any capital stock of such corporation and, with respect to any other entity, any equity interest of such entity; and

(i) “Voting Stock” means, with respect to any corporation, Stock of any class or series entitled to vote generally in the election of directors and, with respect to any entity that is not a corporation, any equity interest entitled to vote generally in the election of the governing body of such entity. Every reference to a percentage of Voting Stock in this ARTICLE NINE shall refer to such percentage of the votes of such Voting Stock.

ARTICLE TEN

Section 1. Amendments to the Bylaws. Subject to the rights of holders of any series of Preferred Stock then outstanding, in furtherance and not in limitation of the powers conferred by law, the Bylaws may be amended, altered or repealed and new bylaws made by (i) the Board of Directors or (ii) in addition to any of the holders of any class or series of capital stock of the Corporation required herein (including any Preferred Stock Designation relating to any series of Preferred Stock), the Bylaws or applicable law, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of the then outstanding Voting Stock, voting together as a single class.

Section 2. Amendments to this Certificate of Incorporation. Subject to the rights of holders of any series of Preferred Stock then outstanding, in addition to any affirmative vote of the holders of any particular class or series of the capital stock required by law, this Certificate of Incorporation, or otherwise, (a) no provision of ARTICLE FIVE, ARTICLE SIX, ARTICLE SEVEN, ARTICLE TEN or ARTICLE ELEVEN of this Certificate of Incorporation may be altered, amended or repealed in any respect, nor may any provision of this Certificate of Incorporation inconsistent therewith be adopted, unless in addition to any other vote required by this Certificate of Incorporation or otherwise required by law, such alteration, amendment, repeal or adoption is approved by the affirmative vote of holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all outstanding shares of Voting Stock, voting together as a single class, at a meeting of the Corporation’s stockholders called for that purpose and (b) no provision of ARTICLE NINE of this Certificate of Incorporation may be altered, amended or repealed in any respect, nor may any provision of this Certificate of Incorporation inconsistent therewith be adopted, unless in addition to any other vote required by this Certificate of Incorporation or otherwise required by law, such alteration, amendment, repeal or adoption is approved by the affirmative vote of holders of at least eighty percent (80%) of the voting power of all outstanding shares of Voting Stock, voting together as a single class, at a meeting of the Corporation’s stockholders called for that purpose.

ARTICLE ELEVEN

Section 1. Exclusive Forum. Unless this Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, employee or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, this Certificate of Incorporation or the Bylaws or (iv) any action asserting a claim governed by the internal affairs doctrine; provided that for the avoidance of doubt, this provision, including for any “derivative action,” will not apply to suits to enforce a duty or liability created by the Securities Act, the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended. Failure to enforce the foregoing provisions would cause the Corporation irreparable harm and the Corporation shall be entitled to equitable relief, including injunctive relief and specific performance, to enforce the foregoing provisions. To the fullest extent permitted by law, any Person purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this ARTICLE ELEVEN.

Section 2. Notice. Any Person purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation (including, without limitation, shares of Common Stock) shall be deemed to have notice of and to have consented to the provisions of this ARTICLE ELEVEN.

ARTICLE TWELVE

If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not, to the fullest extent permitted by applicable law, in any way be affected or impaired thereby.

The incorporator of the Corporation is Tom Wasserman, whose mailing address is c/o HPS Investment Partners, LLC, 40 West 57th Street, 33rd Floor, New York, NY 10019.

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IN WITNESS WHEREOF, the undersigned has executed this Certificate of Incorporation on this 23rd day of December, 2021.

/s/ Tom Wasserman
Tom Wasserman
Sole Incorporator

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